Exhibit 10.4

August 26, 2020

Barry E. Greene
[**] Street
[**]
Dear Barry:
In connection with your resignation from your position as President of Alnylam Pharmaceuticals, Inc. (the “Company”) as of September 30, 2020, the consulting obligations you have agreed to undertake, and the extension of your non-compete and non-solicitation obligations through September 30, 2022, this letter agreement summarizes the terms to which you and Alnylam have agreed. If you agree with the terms described below in this letter agreement, which include a general release (the “Letter Agreement”), please sign in the space provided below and return it to me. Please note that, in order to be effective, it is necessary for you to sign and return this Letter Agreement on September 30, 2020. It cannot be signed prior to or after that date.

1.    As we have discussed, your resignation will become effective and your employment with the Company will terminate as of September 30, 2020 (the “Separation Date”), and you agree to perform your job duties and otherwise comply with Company rules, policies and procedures through the Separation Date. In this regard, you will take all actions necessary for the finalization of the Company’s financial statements for the three- and six-month periods ending June 30, 2020, in accordance with generally accepted accounting principles, the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission and the related quarterly Earnings Release, as well as complete any other identified transitional matters required through the Separation Date. You will be paid, at your current rate of pay, for time worked through the Separation Date and for any unused and accrued vacation time (if any) as of the Separation Date, less lawful deductions, and for any unreimbursed expenses submitted and documented to the extent such expenses are reimbursable under the Company’s Travel & Entertainment Expense policy and/or other applicable policy.

2.    After the Separation Date, except as provided below, you will no longer be entitled to receive any benefits paid by or participate in any benefit programs offered by the Company to its employees. Your coverage under the Company’s health plans will continue through September 30, 2020. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA.

3.    In consideration for signing this Letter Agreement and the performance of your obligations hereunder, including the provision of consulting services and your non-compete and non- solicitation obligations described in Paragraph No. 9 below, provided you sign this Letter Agreement and return it to me on the Separation Date and do not revoke your acceptance pursuant to Paragraph No. 11 below, the Company agrees as follows:

675 West Kendall Street – Henri A. Termeer Square — Cambridge MA, 02142 main 617.551.8200 — fax 617.551.8101 — www.alnylam.com

a.    The Company will pay you twelve (12) months of salary continuation at your current base rate of pay of $627,300 per year, less lawful deductions, which shall be reported by the Company as W-2 wages. Payments will be made on a bi-weekly basis consistent with the Company’s normal payroll practices and commencing with the first payroll cycle after the expiration of the revocation period set forth in Paragraph No. 11, retroactive to the Separation Date, and, to the extent required, otherwise compliant with Section 409A. Any payment scheduled to be made following March 15, 2021 and prior to the date that is six months and one day following the Separation Date (the “Delayed Payment Date”) shall not be paid until the Delayed Payment Date.

b.    Notwithstanding your resignation prior to the conclusion of fiscal year 2020, you will receive a cash bonus payment for 2020 (a “Bonus”) under the Company’s Annual Incentive Program (the “Bonus Plan”) equal to your Target Award percentage of 60%, or $376,380, regardless of whether the Company’s Compensation Committee approves a Bonus Pool (as defined in the Bonus Plan) for 2020 and without giving effect to any corporate performance multiplier that may be approved by the Company’s Board of Directors for 2020. Such Bonus, less lawful deductions, will be paid in the first regular payroll cycle of 2021, which will be prior to March 15, 2021.

c.    Provided that you are eligible for and properly elect to continue your health coverage under COBRA, the Company will provide a lump sum payment within ten (10) business days of the Separation Date, equal to the amount that the Company would have contributed toward the cost of your COBRA premium for the period from October 1, 2020 through March 31, 2022 as if you were actively employed and the Company was contributing to your health coverage premium. You acknowledge that if you properly elect COBRA, you will be required to pay the full amount of any COBRA premium directly to the Company’s COBRA administrator (currently Discovery Benefits).

d.    Following the Separation Date through September 30, 2022 (the “Consulting Period”), you agree to provide consulting services to the Company for up to ten
(10) hours per month, as requested by the Company, with reasonable advance notice. In consideration of such consulting commitment and other valuable consideration, in addition to the benefits described in subparagraphs 3(a) through 3(c) above, all equity awards previously granted to you that are vested as of the Separation Date shall remain exercisable pursuant to the terms of the respective Company stock incentive plan and award agreement. For the avoidance of doubt, you will not be entitled to receive any additional equity awards after the Separation Date and all outstanding equity awards will stop vesting as of the last day of the Consulting Period, or upon the date of any earlier material breach by you of your consulting obligations or any other obligations hereunder or under your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, attached to this Letter Agreement as Exhibit A (the “NDA”), as revised in Paragraph No. 9 below. The Company shall reimburse you for all reasonable out of pocket expenses incurred in the provision of the consulting services that are submitted and documented, to the extent such expenses are reimbursable under the Company’s Travel & Entertainment Expense policy and/or other applicable policy. You acknowledge and agree that (1) effective upon the Separation Date, you will no longer be designated as an employee, nor will you be designated as a contractor or consultant, that is subject to the Company’s Amended and Restated Insider Trading Policy (the “ITP”), (2) from and after the Separation Date and pursuant to the provisions of the ITP, you will remain subject to the restrictions set forth in the ITP until any material nonpublic information possessed by you has become public or is no longer material, and (3) you understand and will comply with the restrictions under applicable securities laws regarding (a) transacting in Company securities on the basis of material nonpublic information concerning the Company and (b) disclosing material nonpublic information to others who might transact in Company securities on the basis of that information.

e.    The Company agrees to instruct the current members of its Management Board and its Board of Directors not to make or publish any written or oral disparaging or defamatory statements about you to any outside third party.

4.    You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 3 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement. You also agree that, if you materially breach your consulting obligations or any other obligations contained in this Letter Agreement or under the terms of the NDA, as revised in Paragraph No. 9 below, the Company shall have the right, in addition to any other damages, to seek the return of the consideration provided in Paragraph Nos. 3(a) through 3(c) above, and, as set forth in Paragraph No. 3(d) above, to stop the vesting of all outstanding unvested equity awards (without impacting the validity or enforceability of the general release contained herein). Notwithstanding the foregoing, no breach will be treated as a material breach under this Letter Agreement unless the Company has: (y) provided you written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of breach; and (z) provided you with an opportunity to cure to the extent curable any such breach within thirty (30) days after the receipt of the written notice.

5.    The Indemnification Agreement between you and the Company dated September 16, 2016 shall remain in full force and effect.

6.    As of the Separation Date, you will resign from your position as President of the Company and from your position(s) as an officer or director of any direct or indirect subsidiary of the Company and you further agree to sign any specific resignation letters for any or all affiliates as may be requested by the Chief Legal Officer or Deputy General Counsel of the Company.

7.    In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own free will hereby release, forever discharge and hold harmless Alnylam Pharmaceuticals, Inc., its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, that have arisen through the date you execute this Letter Agreement, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C.§ 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29
U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151 § 1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party.

Notwithstanding the foregoing, you are not waiving any rights you may have to (a) your own vested accrued employee benefits under the Company’s retirement benefit plan(s) and your right to reimbursement for any out-of-pocket business expenses authorized to be incurred and reimbursed pursuant to Company policies, as of the Separation Date, and pursuant to the Indemnification Agreement, for the term specified therein; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Letter Agreement; (d) enforce this Letter Agreement; and/or (e) challenge the validity of this Letter Agreement.

8.    Except as otherwise required by law, you agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement, except your immediate family, attorneys, financial advisors, accountants and tax preparation professionals, provided that they agree to keep such information strictly confidential, except to the extent the existence and substance of this Letter Agreement is publicly disclosed by the Company in a filing with the Securities and Exchange Commission or as otherwise required by applicable law. You further agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, or its current or former vice presidents, officers or directors, or any of its current employees who are not vice presidents or officers, or any of its current agents and contractors. In connection with your resignation from the Company, you agree to follow the communication plan agreed upon in writing by you, John Maraganore and Kelley Boucher as of August 2, 2020. Violation of this paragraph shall be deemed a material breach of this Letter Agreement.

9.    You hereby acknowledge that you lawfully entered into the NDA and that it currently remains in effect. In further consideration for the monies and benefits provided to you in this Letter Agreement, by signing this Letter Agreement, you are reaffirming the post-employment restrictive covenants and the other terms and conditions of the NDA, except that you agree that the non-competition and non-solicitation restriction period provided in Section 6 of the NDA shall hereby be revised to extend through September 22, 2022. You understand that the Company would not provide you with the benefits under this Letter Agreement but for your acknowledgment of these obligations and your agreement to extend the term of such non-competition and non-solicitation obligations under the NDA. You also affirm that, except as otherwise agreed in writing by the Company’s Chief Human Resources Officer or Chief Legal Officer, you will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), Company identification, and any other Company-owned property in your possession or control on or before October 1, 2021 or earlier upon the written request of the Company if not required to perform consulting duties, and have left intact, and will for so long as you have access continue to keep intact, all electronic Company documents in your possession or control, including but not limited to, those that you developed or helped develop during your employment.

10.    You acknowledge that you have been afforded until September 30, 2020, a period of more than twenty-one (21) days, to consider the meaning and effect of this Letter Agreement. You further understand and acknowledge that to be effective, this Letter Agreement must be signed and returned to the Company on the Separation Date. You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the proposal made to you by the Company. If you do not sign and return this Letter Agreement on the Separation Date, you will not be eligible to receive the monies and benefits set forth in Paragraph No. 3 above.

11.    You may revoke your acceptance of this Letter Agreement for a period of seven (7) business days following the day you sign it. Any revocation within this period must be submitted, in writing, to Kelley Boucher, Chief Human Resources Officer and state, “I hereby revoke my acceptance of the Letter Agreement and general release.” The revocation must be personally delivered by email to kboucher@alnylam.com or by mail or courier service to Kelley Boucher, Chief Human Resources Officer, Alnylam Pharmaceuticals, Inc., 675 West Kendall Street – Henri A. Termeer Square, Cambridge, MA 02142, or postmarked within seven (7) business days of your signature of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired with no revocation by you received by the Company. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

12.    This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.

13.    Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you will not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims and the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

14.    You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your signature of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

15.    You agree to cooperate with the Company in any investigation, defense or prosecution of any claims, investigations, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company, including (without limitation) with respect to the ongoing shareholder litigation pending in federal court in Massachusetts and in state court in New York. Your cooperation in connection with such claims, investigations or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information. The Company shall reimburse you for all reasonable and documented out of pocket expenses incurred in the provision of such assistance. In the event that your cooperation and assistance with any such investigation, defense or prosecution of claims or other actions exceeds ten (10) hours per month during the Consulting Period or occurs after the expiration of the Consulting Period, including any time spent traveling at the request of the Company or as otherwise required to provide such assistance, the Company will pay you $500 per hour or portion thereof for your assistance.

16.    You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release is found to be invalid, you agree to execute a valid release of the claims which are the subject of this Letter Agreement and/or are referred to in the general release paragraph above.

17.    This Letter Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than (a) your NDA referred to in Paragraph No. 9, as amended herein, (b) your Indemnification Agreement referred to in Paragraph No. 5, (c) any stock incentive plan and any award agreement evidencing an equity award under any stock incentive plan, and (d) the provisions of the Company’s Clawback Policy. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth in this Letter Agreement.

18.    This Letter Agreement may be signed in counterparts, each of which when so signed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned or faxed signature shall be treated the same as an original.

19.    Although the Company does not guarantee the tax treatment of any payments under this Letter Agreement, the intent of the parties is that the payments and benefits hereunder be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Letter Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages based upon payments and/or benefits payable hereunder not being exempt from or not complying with Code Section 409A, unless such failure is due to breach of this Letter Agreement by the Company. If a payment made under this Letter Agreement that is nonqualified deferred compensation subject to Code Section 409A may be made in more than one taxable year depending on when you sign this Letter Agreement, payment shall be made in the second taxable year. Notwithstanding any other provision of this Letter Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Letter Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). You will be a “Specified Employee” for purposes of this Letter Agreement if, on the date of your separation from service, you are an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).

The Company would like to extend its profound gratitude and appreciation to you for your leadership and countless contributions to the growth and success of the Company over many years of service, and would also like to express its sincere hope for success in the next chapter of your distinguished career in the life sciences for the benefit of patients.

Very truly yours,

                     /s/ Kelley Boucher
Kelley Boucher
Chief Human Resources Officer

You have been advised in writing that you have until the Separation Date, which is a period of more than twenty-one (21) days, to consider this Letter Agreement, and that it must be signed and returned on the Separation Date to be effective. You have also been advised to consult with an attorney prior to the execution of this Letter Agreement.

Having elected to execute this Letter Agreement, to fulfill the promises set forth in this Letter Agreement, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement intending to waive, settle, and release all claims you have or might have against the Company, its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns.

Date: 09/30/2020         /s/ Barry E. Greene
Barry E. Greene